CERTIFICATE OF AMENDMENT to CERTIFICATE OF INCORPORATION of PEPCO ESI NEWCO, INC. (a Delaware corporation) Pursuant to Section 242 of the General Corporation Law of Delaware

      It is hereby certified that:

            FIRST: In accordance with Section 141(f) and 242 of the Delaware General Corporation Law (the "DGCL"), the Board of Directors of Pepco ESI Newco, Inc. (the "Corporation") on December 19, 2000, adopted a resolution to amend the Certificate of Incorporation of the Corporation as described herein. Such amendment was declared advisable and the sole stockholder was directed to consider the amendment.

            SECOND: In accordance with Section 228 and 242 of the DGCL, the amendment of the Corporation's Certificate of Incorporation was duly approved by the sole stockholder of the Corporation on December 19, 2000.

            THIRD: The Certificate of Incorporation of the Corporation is hereby amended by striking out in its entirety ARTICLE FIRST and substituting the following:

"FIRST: The name of the corporation is Engineered Services, Inc. (hereinafter the "Corporation")."

            IN WITNESS WHEREOF, Pepco ESI Newco, Inc. has caused this Certificate to be signed in its name and on its behalf by its President this 19th day of December, 2002, and its President acknowledges that this Certificate is the corporate act of the Corporation and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

PEPCO ESI NEWCO, INC. By: Robert Aylward Robert Aylward, President